Exhibit 8.2

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Our reference: BERD2/25247.50080/80342679v2

April 17, 2015

Registration Statement on Form F-3ASR (No. 333-196098) – Exhibit 8.2 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), and various of its subsidiaries and affiliates, in connection with the issuance and sale by the Partnership of Series B Preferred Units pursuant to the Partnership’s Registration Statement on Form F-3ASR (No. 333-196098) (the “Registration Statement”), the preliminary prospectus supplement dated April 13, 2015 (the “Preliminary Prospectus”) to the base prospectus dated May 20, 2014 and the prospectus supplement dated April 13, 2015 (the “Prospectus”) to the base prospectus dated May 20, 2014.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of all such documents including (i) the Registration Statement, the Preliminary Prospectus, and the Prospectus, and (ii) such other papers, documents and certificates of public officials and certificates of representatives of the Partnership and its general partner, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, as we have deemed necessary. In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Non-United States Tax Considerations—Marshall Islands Tax Considerations” and we confirm that the statements in such discussion, to the extent they constitute legal conclusions, unless otherwise noted, are the opinion of Watson Farley & Williams LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Partnership included under such captions, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership, the discussion of this opinion in the Registration Statement and to the references to our firm in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP